Exhibit 10.7

LINN ENERGY, LLC
LONG-TERM INCENTIVE PLAN
FORM OF EXECUTIVE PERFORMANCE UNIT GRANT AGREEMENT
THREE-YEAR PERFORMANCE PERIOD
This Performance Unit grant agreement (“Grant Agreement”) is made and entered into effective as of [Grant Date], (the “Grant Date”) by and between LINN ENERGY, LLC, a Delaware limited liability company (together with its subsidiaries, the “Company”), and [Executive] (“Participant”).
WHEREAS, the Company considers it to be in its best interest that Participant be given a proprietary interest in the Company and an added incentive to advance the interests of the Company;
WHEREAS, the Company desires to accomplish such objectives by granting Participant Performance Units pursuant to the Linn Energy, LLC Amended and Restated Long-Term Incentive Plan, as amended which is attached hereto as Appendix A and incorporated by reference herein (the “Plan”);
WHEREAS, the Performance Units shall be subject to vesting based in part on the achievement of certain performance conditions, as set forth herein; and
WHEREAS, as of the date hereof, Participant is a party to that certain Employment Agreement dated _______ (the “Employment Agreement”).
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:
1.    Grant of Performance Units. The Company hereby grants to Participant _________ Performance Units (the “Target Performance Units”), under and subject to the terms and conditions of this Grant Agreement and the Plan; provided that (except as otherwise provided in this Agreement) the final number of Performance Units that vest shall be determined in accordance with the performance criteria set forth on Appendix B. This grant of Performance Units also includes a tandem grant of DERs (a contingent right to receive an equivalent of any cash distributions made by the Company with respect to Units, as defined in the Plan) with respect to each Performance Unit.
2.    Vesting. On [3 years from grant date] (the “Vesting Date”), a number of Performance Units shall vest based on the extent to which the Company has satisfied the performance condition set forth on Appendix B, provided that, 1) except as otherwise provided herein, the Participant is continuously employed by the Company through the Vesting Date and 2) issuance of any units or payment of any cash upon vesting shall not made until such time as the Committee has certified the performance conditions in accordance with Appendix B. For purposes of this paragraph, continued service on the board of directors of the Company or any affiliate or employment with any affiliate of the Company will constitute continued employment with the Company.

3.    General Restrictions. The Performance Units shall not be assignable or transferable except as expressly provided in the Plan or by the Committee in its sole discretion.
4.    Termination by Company other than for Cause. In the event the Participant is terminated by the Company other than for Cause (as defined in the Employment Agreement), then on the Vesting Date the Participant shall vest in the number of Performance Units that would have vested as determined in accordance with Section 2 had the Participant’s employment not terminated.
5.    Termination by Participant with Good Reason. In the event Participant terminates the Participant’s employment with the Company for Good Reason (as defined in the Employment Agreement), then on the Vesting Date the Participant shall vest in the number of Performance Units that would have vested as determined in accordance with Section 2 had the Participant’s employment not terminated.
6.    Death or Disability. In the case of termination of the Participant’s service relationship with the Company due to death or Disability (as defined in the Employment Agreement), the Participant shall vest in a number of Performance Units equal to the Target Performance Units.
7.    Change of Control. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control (as defined in the Plan), the Performance Period shall be treated as ending on the date the Change of Control occurred, the Vesting Date shall be the date the Change of Control occurred, and the number of Performance Units that vest shall be calculated in accordance with Appendix B, subject to modification as described in this Section 7.
8.    Termination by Company for Cause or by Participant without Good Reason. In the case of a termination of the Participant’s employment other than as described in Sections 4-6, all outstanding Performance Units granted hereby which have not vested pursuant to any provision of this Grant Agreement shall be automatically and immediately forfeited, and Participant hereby agrees to undertake any action and execute any document, instrument or papers reasonably requested by the Company to effect such forfeiture of Performance Units resulting from any such termination.
9.    Settlement of Performance Units. Any Performance Units that have become vested pursuant to this Grant Agreement (including DER payments, as described below), shall be paid to Participant by the issuance by the Company of unrestricted Units to Participant (or to Participant’s estate in the case of death) as soon as administratively practicable after the date such vesting occurred and the performance is certified by the Committee; provided that any such settlement shall be made no later than March 15 of the calendar year following the calendar year in which the Performance Units became vested; and provided, further that the Committee may, in its sole and absolute discretion, settle all or a portion of the vested Performance Units in cash based on the Fair Market Value of a Unit on the Vesting Date. Any partial unit shall be rounded up to the next whole unit.
10.    Payment of DERs. Upon the payment of any cash distribution on Units of the Company, with respect to each Performance Unit granted hereunder, the dollar amount of such distributions with respect to the number of Units then underlying the Target Performance Units shall be increased by a number of Units equal to the value of the cash distribution divided by the Fair Market Value of a Unit on the ex-dividend date and such increased amount of Units shall be deemed the Target Performance Units. The number of Target Performance Units, as so increased, shall be eligible for adjustment based on subsequent dividends or distributions.
11.    Plan Controlling Document. Unless otherwise defined herein, capitalized terms shall have the meaning given such terms in the Plan. Participant agrees that the Plan is the controlling instrument and that to the extent there is any conflict between the terms of the Plan and this Grant Agreement, the Plan shall control and be the governing document.
12.    Limited Liability Company Agreement. Participant agrees to be bound by all applicable provisions of the Company’s limited liability company agreement, as it may be amended from time to time.
13.    Taxes. The Company and any affiliate thereof are authorized to withhold from any payment relating to the Performance Units granted hereby, or any payroll or other payment to Participant, amounts of withholding and other taxes due or potentially payable in connection with the Performance Units granted hereby, and to take such other action as the Committee may deem advisable to enable the Company, any affiliate, and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Performance Units granted hereby. This authority shall include authority to withhold or receive Units or other property and to make cash payments in respect thereof in satisfaction of Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.
14.    Issuance of Units. The Company shall not be obligated to issue any Units in settlement of the Performance Units granted hereby at any time when the Units have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance of such Units.
15.    Notices. Any notices given in connection with this Grant Agreement shall, if issued to Participant, be delivered to Participant’s current address on file with the Company, or if issued to the Company, be delivered to the Company’s principal offices.
16.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Units or other property to Participant, or to Participant’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Participant or Participant’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
17.    Successors. This Grant Agreement shall be binding upon Participant, Participant’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

18.    Section 409A of the Code. It is intended that the Performance Units granted hereby not be subject to the requirements of Section 409A of the Code pursuant to the short-term deferral exception in Treasury Regulation § 1.409A-1(b)(4), and this Grant Agreement shall be interpreted and administered accordingly. For purposes of this Grant Agreement, Participant will be considered to have a termination of Participant’s service relationship with the Company only upon Participant’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto. If Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Performance Units payable or settled on account of a separation from service that are deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from Participant’s separation from service, (2) the date of Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.
IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement to be effective as of the day and year first above written.

LINN ENERGY, LLC

By:
Name:
Title:

PARTICIPANT:

APPENDIX A
Linn Energy, LLC Amended and Restated Long-Term Incentive Plan, as amended

APPENDIX B

1.	Definitions.

(i)
“Comparison Companies” means a set of peer companies companies, determined by the Committee at the beginning of a Performance Period, as updated on Appendix C on an annual basis; provided that 1) such company has continuously been a publicly traded company on a national securities exchange during the Performance Period and 2) if a company becomes bankrupt during the year, such company will remain on the list but shall be deemed the bottom performer.

(ii)	“Beginning Price” means the average per share closing unit price for the 20 trading days preceding the first day of the Performance Period.

(iii)	“Ending Price” means the average per share closing price for the last 20 trading days of the Performance Period.

(iv)	“Multiplier” means the multiplier determined in accordance with Section 2 of this Appendix B.

(v)	“Performance Period” means the period between January 1, 2014 and December 31, 2016.

(vi)
“Total Unitholder Return” is defined as the Ending Price minus the Beginning Price plus any distributions (cash or unit based on ex-distribution date) paid per unit over the Performance Period, with such distributions assumed to be reinvested in units on the ex-distribution date, the total of which is divided by the Beginning Price.

2.
Calculation of Multiplier. The Total Unitholder Return of the Company and of the Comparison Companies shall be calculated and certified by the Committee. The percentile ranking of the Company’s Total Unitholder Return as compared to the Total Unitholder Return of each Comparison Company shall determine the Multiplier using the chart below. The Multiplier for performance rankings between points on this chart shall be determined by linear interpolation between the values listed. In no event shall the Multiplier exceed 200%. If the performance ranking is below the 30th percentile, the Multiplier shall be zero. The Committee will make the final determination as to the amount paid, notwithstanding the chart below.

Performance Ranking	Multiplier
90th percentile or above	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
40th percentile	75%

30th percentile	50%
Below 30th percentile	0%

3.
Calculation of Vested Performance Units. The number of Performance Units that shall vest as of the Vesting Date (and paid upon certification by the Committee) shall be equal to the product of (i) the Target Performance Units and (ii) the Multiplier (with any fractional units rounded up to the next whole unit).

Appendix C